Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into a of June 16, 2021 (the “Effective Date”), by and between Volcon, Inc., a Delaware corporation (the “Company”) having its principal place of business at 2590 Oakmont Drive, Suite 520, Round Rock, TX 78665, and Bruce Riggs (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve as the Company’s Chief Operating Officer (“COO”) and the Company would like to retain Executive as its COO, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Title and Job Duties.

(a)	Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company agrees to employ Executive as COO. Executive shall report directly to the Company’s Board of Directors (the “Board”).

(b)	Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and businesslike manner. Executive shall have all duties and responsibilities commensurate with his title. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to him consistent with his title. Executive agrees to carry out and abide by such directions of the Board.

(c)	Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre- approved by the Company).

2.	Salary and Additional Compensation.

(a)	Base Salary. During the Term, the Company shall pay to Executive an annual base salary (“Base Salary”), which shall initially be $162,000. The Board of Directors of the Company (the “Board”) shall review the Executive’s Base Salary no less than annually (at the end of the Company’s compensation year) and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)	The RSUs issued the in Restricted Stock Agreement dated November 1, 2020 between Volcon Inc and Bruce Riggs remain in effect and will continue to vest under the original schedule.

3.	Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by Executive.

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4.	Benefits.

(a)	Vacation. Executive shall be entitled to reasonable vacation time and to utilize such vacation as the Executive shall determine; provided however, that Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

(b)	Health Insurance. Executive shall be eligible for medical benefits through the Company’s provider with the Company agreeing to cover 75% of the Executive’s and 25% of the Executive’s spouse and dependents’ premium costs.

5.	Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein.

6.	Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by Volcon Inc. or any of its affiliated companies.

7.	Termination.

(a)	Termination at the Company’s Election.

(i)	For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or Embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) willfully engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have twenty (20) days to cure such breach.

(ii)	Upon Disability or Without Cause; Death. At the election of the Company Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability’); or (B) with thirty (30) days prior written notice, at any time without Cause. Executive’s employment with the Company will end upon Executive’s death.

(b)	Termination at Executive’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation the Company may terminate Executive’s employment immediately.

(c)	Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (iii) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

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8.	Severance.

(a)	A “Covered Period” is defined as the period commencing 30 days prior to a Change in Control and ending twelve (12) months following a Change in Control.

(b)	Subject to Section 7(c) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than due to death or Disability), Executive shall be entitled to receive a severance payment equal to six months of Executive’s Base Salary at the time of termination; provided, however, if such termination occurs during a Covered Period, the payment in shall be twelve months rather than six. Such severance payment shall be made in a single lump sum sixty (60) days following such termination provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/ or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within 21 days of termination.

(c)	Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

9.	Confidentiality Agreement.

(i) Executive understands that during his employment he will have access to unpublished and otherwise confidential information both of a technical and non- technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy. Nothing herein shall prohibit Employee from reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation.

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(b)	During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control. Executive shall be permitted to retain any documents evidencing his compensation, equity holdings, or terms of employment without violation of this provision.

(c)	Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/ or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d)	Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company.

(e)	Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney- in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

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10.	Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

11.	Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 8 of this Agreement.

12.	Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Bruce Riggs

[***]|

[***]

If to the Company, to:

Volcon, Inc.

2590 Oakmont Drive, Suite 520 Round Rock, TX 78665 Attention: CEO

13.	Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14.	Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal state or local law.

15.	Indemnification. The Company agrees that Executive will be covered by any “directors and officers” insurance policies then in effect with respect to Executive’s acts as an officer and/or director of the Company.

16.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Travis County, Texas.

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17.	Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist up on strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18.	Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19.	Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

Volcon, Inc.

By: /s/ Christian Okonsky
Name: Christian Okonsky
Title: Chairman

Agreed to and Accepted:

/s/ Bruce Riggs

Bruce Riggs

Date:6/17/2021

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